Amendment to Fund Participation Agreement

This Amendment is to the Fund Participation Agreement dated May 1, 2002, as amended, ("Agreement") between MODERN WOODMEN OF AMERICA, a Fraternal Benefit Society under the laws of the State of Illinois ("Society"), on behalf of itself and on behalf of the Separate Accounts, as defined in Paragraph 1.13 of the Agreement, and each Participating Fund (as defined in the Agreement). All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

WHEREAS, each Participating Fund and the Society desire to distribute the prospectuses of the series within each Participating Fund pursuant to Rule 498 of the Securities Act of 1933 ("Rule 498"); and

WHEREAS, the parties desire to set out the roles and responsibilities for complying with Rule 498 and other applicable laws,

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement is hereby amended as follows:

1.	For purposes of this Amendment, the terms "Summary Prospectus" and "Statutory Prospectus" shall have the same meaning as set forth in Rule 498.

2.	The Participating Funds shall provide the Society with copies of the Summary Prospectuses in the same manner and at the same times as the Participation Agreement requires that the Participating Funds provide the Society with Statutory Prospectuses.

3.	The Participating Funds shall be responsible for compliance with Rule 498(e).

4.	The Participating Funds represent and warrant that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to each Participating Fund and its series.

5.	The Participating Funds agree that the URL indicated on each Summary Prospectus will lead the Society's contract owners ("Contract Owners") directly to the web page used for hosting Summary Prospectuses and that such web page will also host the current Participating Funds' and series' documents required to be posted in compliance with Rule 498 ("web hosting page").

6.	To the extent that the web hosting page is not available to Contract Owners for a period in excess of that provided for in the procedures required by Rule 498(e)(4), the Participating Funds shall notify the Society as soon as reasonably practicable of any interruptions in availability of this web hosting page.

7.	The Participating Funds represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(1) involving Contract Owner requests for additional Participating Fund documents made directly to the Participating Funds.

The Participating Funds further represent and warrant that any information obtained about Contract Owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Participating Fund documents.

8.	The Society represents and warrants that it will respond to requests for additional Participating Fund documents made by Contract Owners directly to the Society or one of its affiliates.

9.	The Society represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses for which the Society is responsible will be done in compliance with Rule 498.

10.	At the Society's request, the Participating Funds will provide the Society with URLs to the current Participating Funds' and series' documents for use with the Society's electronic delivery of Participating Fund documents or on the Society's website. The Participating Funds will be responsible for ensuring the integrity of the URLs and for maintaining the Participating Funds' and series' current documents on the website to which such URLs originally navigate.

11.	If the Participating Funds determine that they will end their use of the Summary Prospectus delivery option, the Participating Funds will provide the Society with advance notice of its intent as soon as reasonably practicable.

12.	If at any point the Participating Funds determine that a Participating Fund or series will be liquidated or merged with another variable insurance products fund, the Participating Funds must either provide the Society with at least ninety (90) days advance written notice or must provide prompt notice once the information about the liquidation or merger is made public.

13.	The parties agree that all other provisions of the Participation Agreement, including the Indemnification provisions, will apply to the terms of this Amendment as applicable.

14.	The Participating Funds represent and warrant that they will employ procedures consistent with current industry standards to reduce exposure to viruses.

15.	The parties agree that the Society is not required to distribute Summary Prospectuses to Contract Owners, but rather that the use of the Summary Prospectuses will be at the discretion of the Society. The Society agrees that it will give the Participating Funds sufficient notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer.

Dated as of April 15, 2014.

MODERN WOODMEN OF AMERICA		THE PARTICIPATING FUNDS

By:	/s/ W. Kenny Massey	By:	/s/ Bradley J. Skapyak

Name:	W. Kenny Massey	Name:	Bradley J. Skapyak

Title:	President	Title:	President

Date:	April 23, 2014	Date:	April 29, 2014